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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

  Contact:  James M. Modak
            Logility, Inc.
            (404) 264-5990

         AMERICAN SOFTWARE, INC. ANNOUNCES THE FILING FOR AN INITIAL
                       PUBLIC OFFERING OF LOGILITY, INC.

          ATLANTA (August 12, 1997) -- American Software, Inc. today announced the filing for an initial public offering of approximately 16% of the Common Stock of Logility, Inc., its value chain management software subsidiary. Logility will offer 2,200,000 shares to the public, and has granted to the underwriters an option to purchase up to 330,000 additional shares for the purpose of covering over-allotments, if any. Montgomery Securities and Cowen & Company are the underwriters.

          Logility expects to use the net proceeds from this offering to fund the expansion of research and development and sales and marketing. Logility also plans to fund working capital and other general corporate purposes which may include possible acquisitions of, or investments in, businesses or technologies that are complementary to those of the Company.

          Logility develops, markets and supports applications that optimize operations throughout the value chain. The Company's product suite, Logility Value Chain Solutions, delivers advanced collaborative planning and synchronization between demand opportunities, supply constraints and logistics operations and is comprised of two solution groups: Logility Planning Solutions and Logility Execution Solutions. Logility Planning Solutions is designed to enable users to analyze information to more effectively manage demand and respond to changing market conditions, while optimizing the use of production and distribution assets. Logility Execution Solutions is designed to enable users to effectively and efficiently manage the flow of products through distribution centers and warehouses and ensure that those products are delivered to the right location using the optimal transportation alternatives available.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state of jurisdiction.